Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
Pulmonx Corporation
Redwood City, California
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 21, 2020, except for the “Reverse Stock Split” paragraph of Note 2, as to which the date is September 24, 2020, relating to the consolidated financial statements of Pulmonx Corporation (the “Company”), which is included in the Company’s Registration Statement on Form S-1 (No. 333-248635), as amended. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.
/s/ BDO USA, LLP
San Jose, California
October 1, 2020